EXHIBIT 4
COMMERCIAL BANCSHARES, INC.
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2006)
ARTICLE 1
INTRODUCTION
1.1 PURPOSE OF PLAN
     Commercial Bancshares, Inc. has adopted the Plan set forth herein to provide a means by which certain key employees and members of the Board of Directors may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation.
1.2 STATUS OF PLAN
     The Plan is intended to be a plan that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for non-employee directors and a “select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.
ARTICLE 2
DEFINITIONS
     Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1 ACCOUNT means, for each Participant, the account established for his or her benefit under Section 5.1.
2.2 BOARD OF DIRECTORS means the Board of Directors of the Corporation.
2.3 CHANGE OF CONTROL means:
a.	the purchase or other acquisition by any individual, entity or group of persons acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B) or any successor regulation) or any comparable successor provisions, in one or more transactions during the 12-month period, of beneficial ownership (within the meaning of Rule 13d-3 of Securities Exchange Act of 1934) of outstanding shares of common stock of the Corporation possessing 30% or more of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally; or

b.	the approval by the stockholders of the Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation do not immediately thereafter own more than 50 percent of the combined voting power of the reorganized, merged or consolidated Employer’s then outstanding securities that are entitled to vote generally in the election of directors; or

c.	the purchase by any individual, entity or group of persons acting as a group not controlled by or affiliated with the Corporation of a substantial portion of the Employer’s assets. (For this purpose, assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Corporation immediately prior to such acquisition)
No Change in Control will be considered to have occurred under this Subsection 2.3 when there is a transfer to an entity that is controlled by the shareholders of the Corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by the Corporation or any Employer shall not be treated as a change in the ownership of such assets if the assets are transferred to
     (i) A shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock;
     (ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation;
     (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation; or
     (iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).
For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.
2.4 CODE means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.5 COMMON SHARES means shares of the common stock of the Corporation.
2.6 COMPENSATION is used to determine the amount of Elective Deferrals a Participant can elect. Compensation under the Plan is defined as:
a.	For an Eligible Employee, the Eligible Employee’s wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer or an Affiliate to the extent that the amounts are includable in gross income, including but not limited to commissions paid to salesmen, compensation for services on the basis of percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances, but not including those items excludable from the definition of compensation under Treas. Reg. section 1.415-2(d)(3).
b.	For a Non-Employee Director, the annual fees for serving as a member of the Board of Directors, as well as meeting fees and additional compensation for serving on Committees of the Board of Directors.
2.7 CORPORATION means Commercial Bancshares, Inc.
2.8 EFFECTIVE DATE means January 1, 1999.
2.9 ELECTION FORM means the participation election form as approved and prescribed by the Plan Administrator.
2.10 ELECTIVE DEFERRAL means the portion of Compensation that is deferred by a Participant under Section 4.1.
2.11 ELIGIBLE EMPLOYEE means, on the Effective Date or any Entry Date thereafter, each employee of the Employer who satisfies the criteria established in Article 3 below.
2.12 EMPLOYER means the Corporation and any subsidiary of the Corporation or other entity that is affiliated with the Corporation, which adopts the Plan with the consent of the Corporation, provided that the Corporation shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.
2.13 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.14 INSOLVENT means either (i) the Employer is unable to pay its debts as they become due, or (ii) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
2.15 KEY EMPLOYEE means an Eligible Employee who meets the requirements for a “key employee” of the Employer as that term is defined in Section 416(i) of the Code. This shall include any Eligible Employee who is (i) a 5-percent owner of the Corporation’s common stock, or (ii) an officer of the Corporation with annual compensation from the Corporation of $130,000 or more, or (iii) a 1-percent owner of Corporation’s common stock with annual compensation from the Corporation of $150,000 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing under Section 416(i) of the Code).
2.16 NON-EMPLOYEE DIRECTOR means any member of the Board of Directors who is not employed by the Corporation or any Employer.
2.17 PARTICIPANT means any Non-Employee Director or Eligible Employee who participates in the Plan in accordance with Article 3.
2.18 PLAN means this Commercial Bancshares, Inc. Deferred Compensation Plan and all amendments thereto.
2.19 PLAN ADMINISTRATOR means the person, persons or entity designated by the Board of Directors to administer the Plan and to serve as the agent for the “Company” with respect to the Trust as contemplated by the agreement establishing the Trust. If no such person or entity is so serving at any time, the Employer shall be the Plan Administrator.
2.20 PLAN YEAR means the period of 12 consecutive months ending December 31.
2.21 RETIREMENT AGE means, for a member of the Board of Directors, age 70, and, for an Eligible Employee, the age at which he or she is eligible for retirement under the Employer’s tax-qualified retirement plan.
2.22 TOTAL AND PERMANENT DISABILITY means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Plan Administrator.
2.23 TRUST means the trust established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.
2.24 TRUSTEE means the trustee or trustees under the Trust.
2.25 YEAR OF SERVICE means the computation period and service requirement elected in the Adoption Agreement.

ARTICLE 3
PARTICIPATION
3.1 ELIGIBLE EMPLOYEES
The following persons or classes of persons shall be Participants.
a.	Members of the Board of Directors.

b.	Executive officers of the Employer who have been designated by the Human Resources Committee of the Board of Directors as eligible to participate in this Plan.
3.2 COMMENCEMENT OF PARTICIPATION
     Any individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1. Any individual who is not already a Participant and whose Account is credited with an Incentive Contribution shall become a Participant as of the date such amount is credited.
3.3 CONTINUED PARTICIPATION
     A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.
ARTICLE 4
ELECTIVE DEFERRALS
4.1 ELECTIVE DEFERRALS
     An individual who is an Eligible Employee or Non-Employee Director on the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days following the Effective Date, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which would otherwise be payable to the Participant after the date on which the individual files the Election Form.
     Any individual who becomes an Eligible Employee or Non-Employee Director after the Effective Date may, by completing an Election Form and filing it with the Plan Administrator within 30 days following the date on which the Human Resources Committee of the Board of Directors first determines that such individual is an Eligible Employee (or for a Non-Employee Director, the date on which the individual becomes a member of the Board of Directors), elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, which would otherwise be payable to the Participant after the date on which the individual files the Election Form.

     Any Eligible Employee or Non-Employee Director who has not otherwise initially elected to defer Compensation in accordance with this paragraph 4.1 may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Plan Administrator may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form prior to the first day of such succeeding Plan Year.
     A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant’s Account as of the date the amounts are received by the Trustee.
     An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply for subsequent Plan Years unless changed or revoked. A Participant may change or revoke his or her deferral election as of the first day of any Plan Year by giving written notice to the Plan Administrator before the first day of such Plan Year (or any such earlier date as the Plan Administrator may prescribe).
ARTICLE 5
ACCOUNTS
5.1 ACCOUNTS
     The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals (if any) made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments for the Account. The Plan Administrator may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account.
     The Plan Administrator shall establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other subaccounts as are necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.
5.2 INVESTMENTS
     The assets of the Trust shall be invested solely in shares of the common stock of the Corporation (“Common Shares”). All dividends payable on Common Shares held by the Trustee shall be reinvested in additional Common Shares as soon as reasonably practicable.

ARTICLE 6
VESTING
6.1 GENERAL
     A Participant shall be immediately vested in (i.e., shall have a nonforfeitable right to), all Elective Deferrals, and all income and gain attributable thereto, credited to his or her Account.
6.2 VESTING SERVICE
     For purposes of applying the vesting schedule in this Article VI, a Participant shall be considered to have completed a Year of Service for each complete year of full-time service with the Employer or an Affiliate, measured from the Participant’s first date of such employment, unless the Employer also maintains a 401(k) plan that is qualified under section 401(a) of the Internal Revenue Code in which the Participant participates, in which case the rules governing vesting service under that plan shall also be controlling under this plan.
     In the case of a Participant who is a Non-Employee Director, the Participant shall be considered to have completed a Year of Service for each twelve (12) full consecutive months of serving on the Board of Directors.
6.3 CHANGE OF CONTROL
     A Participant shall become fully vested in his or her Account immediately prior to a Change of Control of the Corporation.
6.4 DEATH OR DISABILITY
     A Participant shall become fully vested in his or her Account immediately prior to termination of the Participant’s employment or service on the Board of Directors by reason of the Participant’s death or Total and Permanent Disability. Whether a Participant’s termination of employment or service on the Board of Directors is by reason of the Participant’s Total and Permanent Disability shall be determined by the Plan Administrator in its sole discretion.
6.5 INSOLVENCY
     A Participant shall become fully vested in his or her Account immediately prior to the Employer becoming insolvent, in which case the Participant will have the same rights as a general creditor of the Employer with respect to his or her Account balance.

ARTICLE 7
PAYMENTS
7.1 ELECTION AS TO TIME AND FORM OF PAYMENT
     A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date at which the Elective Deferrals (including any earnings attributable thereto) will commence to be paid to the Participant. All payments shall be made solely through in kind distributions of Common Shares. The Participant shall also elect thereon for distributions to be made in either.
a.	a single lump-sum distribution of Common Shares; or

b.	a series of substantially equal periodic distributions of Common Shares (not less frequently than annually) over a period elected by the participant not to exceed the life expectancy of the participant (or the joint life expectancies of the Participant and the designated beneficiary of the Participant).
Any Participant who fails to specify a form of payment on his or her Election Form shall be deemed to have elected to receive his or her benefits in the form of a single lump sum distribution of Common Shares.
     Each such election will be effective for the Plan Year for which it is made and succeeding Plan Years, unless changed by the Participant. Any change will be effective only for Elective Deferrals made for the first Plan Year beginning after the date on which the Election Form containing the change is filed with the Plan Administrator.
     Effective on and after January 1, 2005, any modification a Participant makes to a previously filed election shall be effective only if (i) the new Election Form containing the change is filed with the Plan Administrator at least twelve (12) months prior to the date the first scheduled payment is to be made to the Participant under the time and method of payment specified in the Participant’s prior Election Form, and (ii) the earliest date at which payment may be made under the modified Election Form shall not be earlier than sixty (60) months after the originally scheduled date for the initial payment under the prior Election Form.
     Notwithstanding the preceding paragraph, during the Plan Years ending December 31, 2005, December 31, 2006 and December 31, 2007, any Participant shall be permitted to file a new payment election pursuant to IRS Notice 2005-1 Q&A-19(c), modifying his or her previously filed election(s) with respect to the time and form of payment of amounts deferred prior to the election. Pursuant to IRS Notice 2005-1 Q&A-19(c), the new election will not be treated as a change in the form and timing of a payment subject to the preceding paragraph and Code Section 409A(a)(4), provided that, the Participant files the election no later than December 31, 2008. With respect to an election to change a time and form of payment made on or after January 1, 2006 and on or before December 31, 2006, the new payment election may apply only to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would not otherwise be payable in 2006. With respect to a new election to change a time and form of payment made on or after January 1, 2007 and on or before December 31, 2007, the new payment election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.
     For purposes of the provisions of this Section 7.1 governing subsequent elections, any payment of benefits in the form of a series of installment payments shall be deemed to be a single payment on the date the series of payments was scheduled to commence. A subsequent election to receive benefits in the form of installments with a shorter payout period but the same commencement date or in the form of a lump sum payment shall not be considered an election to accelerate the time of payment of the benefit for purposes of this Section.
     Except as provided in Sections 7.2, 7.3, 7.4, or 7.5, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 7.1.
7.2 CHANGE OF CONTROL
     Upon a Change of Control of the Employer, each Participant shall be paid his or her entire Account balance (including any amount vested pursuant to Section 6.3) in a single lump sum. This payment shall be made as soon as possible following the effective date of the Change of Control or, where the terms of the relevant merger agreement, stock purchase agreement or similar negotiated agreement covering the terms of the Change of Control so provides, during the period of up to thirty (30) days preceding such effective date, but in no event later than the end of the calendar year in which the Change of Control occurs, or, if later, by the 15th of the third calendar month following the date of such Change of Control.
7.3 TERMINATION OF EMPLOYMENT
     Upon termination of a Participant’s employment for any reason other than death and prior to the attainment of the Retirement Age, the vested portion of the Participant’s Account (including any portion vested pursuant to Section 6.4 as a consequence of the Participant’s Total and Permanent Disability) shall be paid to the Participant in a single lump sum as soon as practicable following the date of such termination (but in no event later than the end of the calendar year which includes the date of such termination, or, if later, by the 15th day of the third calendar month following such date); provided, however, that in the case of an Eligible Employee who is a “specified employee,” after January 1, 2005, the distribution shall not be made earlier than six (6) months after the date of the Participant’s separation from service with the Employer, and shall instead be paid as promptly after the six-month period has expired as may be practical, and further provided that the Plan Administrator, in its sole discretion, may pay out a Participant’s Account balance in annual installments if the Participant’s employment terminates by reason of the Participant’s Total and Permanent Disability.
     For purposes of this Subsection 7.3, a “specified employee” shall mean any Participant who is a Key Employee of the Corporation as this term is defined in Code section 416(i) (without regard to paragraph (5) thereof) at any time during the 12 months preceding the December 31st of the prior Plan Year. If a participant is a Key Employee as of such specified employee identification date, he or she shall be treated as a “specified employee” for purposes of this Section 7.3 for the entire 12-month period beginning on the April 1 following such identification date, provided that a Key Employee shall not be treated as a Specified Employee subject to the 6-month restriction in payments during any period in the stock of the Corporation is not publicly traded on an established securities market.
     For purposes of this Plan, the Human Resources Committee shall determine the date of termination of any Participant who is an Eligible Employee based on its judgment as to when the Participant is no longer actively employed as an employee of the Corporation or any Employer or has permanently decreased the level of services he or she is expected to provide to the Employer to no more than 20 percent of the average level of services provided to the Employer over the preceding 36-month period. Part-time employment by any Employer, post-termination services as a consultant for an Employer, or employment by a joint venture of the Corporation may be considered continued employment by an Employer provided that, effective on and after January 1, 2006, a Participant shall not be considered retired unless the services he or she continues to perform are consistent with the standards for a “separation from service” under Section 409A of the Internal Revenue Code and Treasury Regulation section 1.409A-1(h) or any successor regulation promulgated under Code Section 409A (i.e., the annual time commitment and remuneration associated with any services performed as an employee is less than 50 percent of the Participant’s average annual hours and remuneration from the Employer for the 36 calendar month period before the Participant retired).
7.4 DEATH
     If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable (but in no event later than the end of the calendar year which includes the date of death, or, if later, the 15th day of the third calendar month following the date of death) to the Participant’s designated beneficiary or beneficiaries, in accordance with the payment election in effect under Section 7.1 on the date of the Participant’s death. Alternatively, Participant may elect that the balance of the Account be paid to the Participant’s beneficiary or beneficiaries.
     Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on an Election Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Election Form containing the revised instructions. If no beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

7.5 UNFORESEEN EMERGENCY
     If a Participant suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, or the vested portion of his or her Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require. For purposes of this paragraph, “unforeseen emergency” means a severe financial hardship to the Participant resulting from:
a.	an illness or accident of the Participant, the Participant’s Spouse or a dependent [as defined in Section 152(a) of the Code] of the Participant;

b.	loss of the Participant’s property due to casualty; or

c.	any other similar extraordinary and unforeseeable circumstance that is determined by the Plan Administrator in its sole discretion to constitute an unforeseen emergency that is a result of events beyond the control of the Participant.
7.6 FORFEITURE OF NON-VESTED AMOUNTS
     To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under Section 7.1 or 7.3, such amounts shall be forfeited and shall be used to satisfy the Employer’s obligation to make contributions to the Trust under the Plan.
7.7 TAXES
     All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.
ARTICLE 8
PLAN ADMINISTRATOR
8.1 PLAN ADMINISTRATION AND INTERPRETATION
     The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is a Participant will not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Trustee. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.
8.2 POWERS, DUTIES, PROCEDURES, ETC.
     The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as it may establish.
8.3 INFORMATION
     To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.
8.4 INDEMNIFICATION OF PLAN ADMINISTRATOR
     The Employer agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
ARTICLE 9
AMENDMENT AND TERMINATION
9.1 AMENDMENTS
     The Corporation shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing that has been executed on the Employer’s behalf by its duly authorized officer.
9.2 TERMINATION OF PLAN
     This Plan is strictly a voluntary undertaking on the part of the Corporation and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Corporation reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing that has been executed on the Corporation’s behalf by its duly authorized officer. Upon termination, the Corporation may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event the Employer chooses to implement clause (b), the Account balances of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan and who were not fully vested in their Accounts under Article 6 at that time shall be returned to the Employer.
     Notwithstanding the foregoing, effective on and after January 1, 2005, no benefits under the Plan may be paid prior to the date of the Participant’s termination of employment (or, for a Non-Employee Director, the date he or she ceases to serve on the Board of Directors) as a result of the termination of the Plan unless:
a.	the Plan is terminated within the period of 30 days preceding or the 12 months following a Change of Control [as this term is defined in Treasury Regulation Section 1.409A-3(i)(5) and Section 2.3 above];

b.	the Plan is terminated within 12 months of a corporate dissolution or is terminated with the approval of a bankruptcy court overseeing a bankruptcy of the Corporation; or

c.	the Corporation terminates this Plan and all other similar deferred compensation arrangements that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c), or any successor regulation under Code Section 409A; provided that (a) any benefits payable solely as a result of the termination (excluding any benefits that would have been payable under the terms of the Plan without regard to the termination) are not paid until at least 12 months after the date of termination of the Plan, (b) all benefit payments under the Plan are completed within 24 months after the date of termination of the Plan, and (c) the Corporation does not adopt a new or replacement deferred compensation plan within three (3) years after the date of termination of the Plan.
9.3 EXISTING RIGHTS
     No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

ARTICLE 10
MISCELLANEOUS
10.1 NO FUNDING
     The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title 1 of ERISA.
10.2 NON-ASSIGNABILITY
     None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payment or proceeds that he or she may expect to receive, contingently or otherwise, under the Plan.
10.3 LIMITATION OF PARTICIPANTS’ RIGHTS
     Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.
10.4 PARTICIPANTS BOUND
     Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.
10.5 RECEIPT AND RELEASE
     Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participants or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

10.6 GOVERNING LAW
     The Plan shall be construed, administered, and governed in all respects under and by the laws of the state in which the Employer maintains its primary place of business. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
10.7 HEADINGS AND SUBHEADINGS
     Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Commercial Bancshares, Inc. Deferred Compensation Plan to be extended on its behalf this 17th day of September, 2007.

Commercial Bancshares, Inc.

By:
Michael Shope